REPUBLIC SECURITY FINANCIAL CORPORATION

                              4400 Congress Avenue
                       West Palm Beach, Florida 33407-3288
                                 (407) 840-1200



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY 26, 1995




      The Annual Meeting of Shareholders of Republic Security Financial Corporation (the "Company" or "RSFC") will be held at the Omni West Palm Beach Hotel, 1601 Belvedere Road, West Palm Beach, Florida, on Wednesday, July 26, 1995, at 3:00 p.m., to consider and act upon the following matters:

      1. The election of four directors; each to serve until the 1998 Annual Meeting and until his successor is elected and qualified.

      2. To transact such other business as may properly come before the meeting or any adjournment thereof.

      The Board of Directors has fixed the close of business on June 9, 1995, as the record date for determining shareholders of the Company entitled to notice of and to vote at the meeting. A list of shareholders entitled to notice of the meeting shall be available by any shareholder, during regular business hours, for a period of ten days prior to the meeting at the principal executive office of the Company and at the Annual Meeting. You may revoke your proxy at any time before it is exercised by following the instructions set forth on the first page of the accompanying proxy statement.

      SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. TO INSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE AND PROMPTLY MAIL YOUR PROXY IN THE PREPAID RETURN ENVELOPE PROVIDED. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON, SHOULD YOU SO DESIRE.

                              By Order of the Board of Directors



                              H. Gearl Gore
                              Secretary



West Palm Beach, Florida
June 28, 1995

REPUBLIC SECURITY FINANCIAL CORPORATION
4400 Congress Avenue
West Palm Beach, Florida 33402-3288
(407) 840-1200

PROXY STATEMENT

                         Annual Meeting of Shareholders

                                  to be held on
                                  July 26, 1995
The accompanying proxy is solicited by the Board of Directors of Republic Security Financial Corporation (the "Company" or "RSFC"), the holding company of Republic Security Bank, Federal Savings Bank (the "Bank" or "RSB"), for use at the Annual Meeting of Shareholders of the Company to be held at the Omni West Palm Beach Hotel, 1601 Belvedere Road, West Palm Beach, Florida, on Wednesday, July 26, 1995, at 3:00 p.m., and at any postponements or adjournments thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. A proxy may be revoked at any time prior to voting by providing the Secretary with written notice revoking such proxy or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Attending the meeting by itself will not revoke a proxy previously given.

      This proxy statement and the accompanying proxy are first being mailed to shareholders on or about June 28, 1995, together with RSFC's Annual Report to Shareholders for the fiscal year ended March 31, 1995.

      RSFC's principal executive offices are located at 4400 Congress Avenue, West Palm Beach, Florida 33402-3288 and its telephone number is (407) 840-1200.

      Holders of shares of Common Stock of record at the close of business on June 9, 1995, will be entitled to vote on all matters presented at the Annual Meeting and at any postponement or adjournment thereof. As of such date, there were 4,264,150 shares of Common Stock issued and outstanding. Each share of Common Stock entitles the holder to one vote in the election of directors and all other shareholder matters. The presence, either in person or by proxy, of persons entitled to vote a majority of the Company's outstanding shares of Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Directors are elected by the affirmative vote of a plurality of the votes cast at the Annual Meeting. If no instructions are given on a proxy, it will be voted for the election as directors of the four nominees.


 ELECTION OF DIRECTORS

      The Board of Directors, which is currently comprised of ten members, is divided into three classes. The prescribed term for a director is three years. Class 1 and Class 3 are comprised of three members, and Class 2 is comprised of four members. All members of Class 2 are standing for re-election in 1995. The Company has no reason to believe that any nominee for election will not be able to serve his prescribed term. The persons named in the proxy will, however, have discretionary authority to vote for another if a nominee is unable or unwilling to serve.

      Set forth below is information regarding such nominees and other directors whose terms of office will continue after the Annual Meeting, including their ages and principal occupations or employment and business experience during the last five years.


NOMINEES FOR ELECTION AS DIRECTORS THROUGH 1998

CLASS 2 DIRECTORS (TERMS EXPIRE 1995):

      H. Gearl Gore, 47, has been a Director and the Secretary of RSFC since the Company's inception. He has been the President of H. Gearl Gore, Inc., a real estate appraisal firm in Jupiter, Florida since 1983. Approximately 55% of that firm's gross revenues were derived from appraisal services provided to the Bank. Mr. Gore has been the President and Chief Operating Officer of Northco Investment Properties, Inc., a real estate brokerage firm in Jupiter, Florida, from 1981 to present. From 1975 to 1980 he was Florida state sales director for United Sun Life Insurance Co. He served as a Councilman for the Town of Jupiter from 1981 to 1983.

      Richard J. Haskins, 46, was Senior Vice President and Chief Financial Officer of RSFC since 1985, Senior Vice President of the Bank since August 1984, and a Director of RSFC since 1986. In 1989, he was appointed Executive Vice President of RSFC and the Bank. For ten years prior to 1984, he had been an accountant with the West Palm Beach, Florida office of Deloitte Haskins & Sells, certified public accountants, where he held the position of Manager.

      William F. Spitznagel, 68, has been a Director of RSFC from the Company's inception through December 31, 1986 and from February 21, 1987 to present. He was Chairman and President of Roadway Services, Inc., a motor freight company, from 1978 until his retirement in 1981. He presently serves as a consultant to that company.

      William Wolfson, 66, has been a certified public accountant since 1960 and in 1994 retired as senior partner in the accounting firm of Wolfson, Milowsky, Melzer, Ettinger & Wieselthier, P.C. He has been a Director of RSFC since 1993.


DIRECTORS WHOSE TERMS DO NOT EXPIRE THIS YEAR

CLASS 1 DIRECTORS (TERMS EXPIRE 1997):

      Ashok Dalal, 54, is an accountant and has been the President of the public accounting firm of Ashok Dalal, Inc. since 1978. Mr. Dalal also serves as Director of New Care Health Inc., a nursing home business.

      Lennart E. Lindahl, Jr., 51, has been a Director of RSFC since the Company's inception. Since 1970, he has been President of Lindahl, Browning, Ferrari & Hellstrom, Inc., Consulting Engineers in Jupiter, Florida. Mr. Lindahl is also past Chairman of the Economic Council of Palm Beach County and Past President of the Palm Beach County Development Board. He currently serves as Chairman of the Florida Inland Navigation District.

      Bruce E. Wiita, M.D., 58, has been a Director of RSFC since the Company's inception. He is a surgeon and urologist practicing in Jupiter and Palm Beach Gardens since 1973. He is the former Chief of Staff of the Jupiter Hospital and Chief of Surgery of the Palm Beach Gardens Hospital and Jupiter Hospital. Currently, he is a Director of the American Heritage Management and Development Corporation, a real estate development company, and Chairman of the DevMed Group Inc., a medical manufacturing corporation.

CLASS 3 DIRECTORS (TERMS EXPIRE 1996):

      Richard C. Rathke, 63, has been a Director of RSFC since the Company's inception. He has been the President of RCR Enterprises, Inc., a real estate
development firm in Jupiter, Florida, since 1979.   From 1966 to 1979 he was the
President and owner of Trans Pacific Trading Co. of Fort Lauderdale, Florida, a firm engaged in importing and retail sales.

      Rudy E. Schupp, 44, has been President and Chief Executive Officer of RSFC since 1985, and the President and Chief Executive Officer of the Bank since its inception. From 1980 to 1984, Mr. Schupp was employed by AmeriFirst Bank, FSB, Miami, Florida, where he held the position of Division Vice President and, previously, was Senior Vice President and Division Manager of the Orlando Division of AmeriFirst Bank, FSB. Mr. Schupp was Manager in Consumer Bank Planning and Marketing at First Union National Bank, Charlotte, North Carolina, from 1977 to 1980.

      Victor Siegel, M.D., 48, is a physician and surgeon specializing in Obstetrics and Gynecology and has been practicing in Palm Beach County since January 1982. Dr. Siegel is a member of the Florida and Palm Beach County Medical Associations and was the Executive Director of the Palm Beach County Medical Society in 1986. He has been a Director of RSFC since 1989. COMMITTEES OF THE BOARD OF DIRECTORS AND MEETING ATTENDANCE; DIRECTOR COMPENSATION

      During the fiscal year ended March 31, 1995, there were 12 regular meetings of the Board of Directors and one special meeting. Each director attended at least 75% of the meetings of the Board and of committees of the Board on which such director served. Each director received a retainer of $200 per month plus $300 for attendance at Board meetings, and $100 for each committee meeting attended. See "Options Granted in Last Fiscal Year".

      The RSFC Board has an Audit Committee which reviews, reports to and advises the Board with respect to various auditing and accounting matters involving the selection of and the nature of services to be performed by RSFC's independent auditors, the performance of such auditors and the fees to be paid to them, the scope of audit procedures and RSFC's accounting procedures and internal controls. The members of the Audit Committee are Directors Gore, Wolfson, Rathke and Dalal. Four Audit Committee meetings were held during the fiscal year 1995.

      The RSFC Board has a Compensation Committee which investigates comparative compensation, reviews levels of staffing and compensation and reports its findings and recommendations to the Board of Directors. See "Report of the Compensation Committee". The members of the Compensation Committee are Directors Lindahl, Spitznagel and Wiita. Three Compensation Committee meetings were held in fiscal year 1995.

      The RSFC Board has a Nominating Committee, which reviews the qualifications of candidates for the Board and reports its findings and recommendations to the Board. The members of the Nominating Committee are Directors Spitznagel, Siegel, Haskins and Lindahl. One Nominating Committee meeting was held in fiscal year 1995. The Nominating Committee will consider proposals for nominees for Director from shareholders which are made in writing to the Secretary of the Company at 4400 Congress Avenue, West Palm Beach, Florida, 33407-3288.


CERTAIN TRANSACTIONS

      Mr. Gore owns a real estate appraisal firm which received fees from the Bank for appraisals of real estate relating to loan transactions. During the years ended March 31, 1995, 1994, and 1993, such fees aggregated approximately $140,000, $208,000, and $251,000, respectively.

      See "Management Indebtedness to the Bank".

CONSENT TO FINDINGS OF EXCHANGE ACT VIOLATIONS

      On October 22, 1993, the Company and Mr. Haskins consented, without admitting or denying the matters therein, to findings of the Securities and Exchange Commission that he caused violations of Sections 13(a) and 13(b)(2)(A) of the Securities Exchange Act of 1934 and Rules 12b-20 and 13a-13 promulgated hereunder and to an order of the Commission that he cease and desist from committing or causing future violations of such provisions. The Company's and Mr. Haskins' consents were given in connection with a determination that the Company failed to timely record a loss on a certain lease transaction in its Form 10-Q for the quarter ended June 30, 1989 and that Haskins, as the Company's chief financial officer, determined not to record the loss in such 10-Q.


EXECUTIVE COMPENSATION, BENEFITS AND RELATED MATTERS

      The Summary Compensation Table below sets forth a summary of the compensation paid for the last three completed fiscal years to each Company executive officer, whose total salary and bonus for 1995 exceeded $100,000:

                               SUMMARY COMPENSATION TABLE
                                                                              Long-Term
                                                                             Compensation
                                               Annual Compensation              Awards

                  (a)                     (b)         (c)         (d)             (e)               (f)


                                         Fiscal                               Restricted         All Other
      Name and Principal Position         Year      Salary     Bonus ($)    Stock Award(s)      Compensation
                                                      ($)                         ($)               ($)

            Rudy E. Schupp                1995      148,000      78,077         16,400             6,965
     Chairman and Chief Executive         1994      141,350     100,612         13,750             4,327
        Officer of RSFC and RSB           1993      130,875      97,761         27,720             4,963

  Richard J. Haskins, Executive Vice      1995      115,993      39,039          8,400             6,784
   President of RSFC and RSB, Chief       1994      110,140      46,566          7,150             3,243
    Financial Officer of RSFC             1993      103,870      41,189         18,523             4,436

         Gregory S. Bills (g)             1995      60,103         0               0              83,175
        Senior Vice President,            1994      99,200       7,326          11,582             2,092
        Lending for RSB                   1993      91,250       11,122          6,065             2,047

FOOTNOTES:

(c)     Salary:                    Total base salary paid for fiscal years 1995,
                                   1994 and 1993 for RSFC and RSB.

(d)     Bonus:                     Annual incentive compensation paid for
                                   financial results achieved during the fiscal year.

(e)     Restricted Stock Awards:   The amounts represent the dollar value of
                                   Company awards on the date of grant for stock grants under the Company's Restricted Stock
                                   Plan. Restricted stock awards vest after three years provided the executive does not resign or is not terminated for cause.
                                   Dividends are paid on restricted stock. The aggregate number of shares and market value of restricted stock as of the end of fiscal year 1995 held by each named executive was as follows: Schupp 27,383 shares ($116,378);
                                   Haskins 18,154 shares ($77,154).

(f)     All Other Compensation:    The amounts shown in this column comprise
                                   matching contributions to the 401(k) plan, the cost of term life insurance premiums for the benefit of the executive, and automobile allowance. In addition, Bills was paid
                                   $75,000 in fiscal year 1995 for the purchase of his rights under the supplemental
                                   Executive Retirement Plan Agreement.

(g)     Mr. Bills resigned his position of Senior Vice President in October
1994.

                              EMPLOYMENT AGREEMENTS
Mr. Schupp and Mr. Haskins have employment agreements with the Company, renewable each year, which provide for the payment of incentive compensation equal to 4% for Schupp, and 2% for Haskins, of the Company's quarterly consolidated income before taxes. These amounts are reflected in column (d) of the Summary Compensation Table. The agreements also provide for a severance payment equal to 150% of base salary and incentive compensation in the event of termination without cause and provide for benefits including the use of an automobile and $200,000 term life insurance for the benefit of the executive.

      If a change in control of the Company should occur and (1) the executive's employment is involuntarily terminated or not extended (other than for cause or physical or mental incapacity) or (2) he resigns due to his reasonable determination that he is prevented from exercising his authority or performing his duties and functions as an officer, then he would be entitled under the employment agreements to receive a lump sum payment equal to three times his annual salary. The agreements also provide for payments the executive would have received in respect to cash incentive compensation and contemplate an additional payment of 20% of three times his annual salary as compensation for discounted fringe benefits, as well as for the continuation of any applicable employee benefit plans for a thirty-six month period. A "Change of Control" is defined in the agreements as the acquisition by any person or group of 25% or more of the combined voting power of the Company's then outstanding securities.


SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

      In 1987 RSFC initiated a non-qualified pension plan for senior officers and division heads of RSFC and its subsidiaries. Eligibility to participant in the plan requires that the employee be a division head with the title of Vice President or above, have three years of consecutive service and be approved by the Board of Directors. The number of persons eligible for this plan in the current year is four. The expected cost of the plan for the current year is $120,000. Those executives currently participating in the plan are Messrs. Schupp, Haskins, one other executive officer, and one former executive officer. The retirement benefit to the employee will range between 30% to 70% of his or her average base salary for the last three years of employment and will commence no earlier than age 55 nor later than age 62. Participants vest 20% in the plan in the year they enter the plan and become fully vested under various vesting schedules depending on their retirement benefit.


RESTRICTED STOCK PLAN

      On May 24, 1989, the Board of Directors adopted a Restricted Stock Plan for senior officers of RSFC and its subsidiaries. Under the Plan, shares of Common Stock are awarded to key executives. The shares are forfeited by the executive during the three year period after the effective date of the award if the executive resigns or is terminated for cause. The Plan is administered by the Compensation Committee and the committee can select at its sole discretion, key executives of the Company and its subsidiary who the committee determines are in a position to have a significant impact on the long term profitability of the company to be participants under the plan. No awards may be made under the plan after December 31, 1994, although the plan shall continue in effect with respect to outstanding awards on or prior to the date. The total number of shares of common stock reserved for this plan is 100,000. In addition to the stock grants, the Company will make a cash payment equal to 28% of the taxable value of the shares of common stock granted in an award as of the date on which the shares are valued for federal income tax purposes. On April 1, 1994, 6,200 shares of common stock were granted under this plan at a fair market value of $4.00 per share at the date of the grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The Compensation Committee is composed of Messrs. Lindahl, Spitznagel and Wiita. None of the members of the committee has ever been an officer or employee of Republic Security Financial Corporation or the Bank.

        REPORT OF THE COMPENSATION COMMITTEE

      The Compensation Committee of the Board of Directors is responsible for developing the Company's executive compensation policies, administering the Company's various management incentive programs and making recommendations to the Board with respect to the policies. In addition, the Compensation Committee makes annual recommendations to the Board concerning the compensation paid to the Chief Executive Officer and to each of the other senior officers of the Company.

      Compensation Philosophy: The Compensation Committee of the Board of Directors believes strongly that the maximization of corporate performance and, in turn, shareholder value depends to a significant extent on the establishment of a close alignment between the financial interests of shareholders and those of the Company's employees, including its senior managers.

      Stability of management has been consistently expressed as a strength of and a key to the sustained performance of the Company by its market makers and investment bankers; therefore retention of the senior executive group is considered an important goal by the Committee in developing specific compensa-tion recommendations.

      Compensation should involve elements which encourage the Company's performance over longer periods, such elements relate to earnings performance of the Company. By example, such compensation elements might include stock options, stock grants, restricted stock plans and other such compensation vehicles.

      Base Compensation:            The Compensation Committee members
recommended base compensation increases at the Bank ranging from 4% to 8%, supplemented by a continuation of the quarterly management bonus plan. The Committee feels concerned about the retention of key executives, particularly in light of recent growth in franchise value through the acquisition of a commercial bank and the prospects of continued success in increasing shareholder value of the company in relation to what was expressed as modest base compensation increases.

      Annual Bonus Plan:            One time stock grants of varying levels were
made to each of the senior executives to supplement the base increase and to reward for the extraordinary efforts involved in achieving the former results. Due to stock transaction restrictions, such stock grants are a longer term incentive which should contribute to the retention of executives.

      CEO Compensation: As with all Company executives, the compensation for Mr. Schupp consists of base salary, annual incentives and long-term compensation. The Committee meets each January to review recommendations for salary increases and incentive awards for Mr. Schupp and other executives of the Company.

      BASE SALARY.      The Committee reviewed salary survey data related to the
      position of Chief Executive Officer of financial institutions of comparable size to the Company. These surveys included two national surveys and one state of Florida survey. Based upon the review of those surveys and the fact that the Company had attained a majority of its goals as set forth in its strategic plan, the Committee recommended a base salary increase for Mr. Schupp of 4.7%.

      ANNUAL CASH INCENTIVE. Mr. Schupp's annual cash incentive is 4% of the Company's pre-tax income. The amount of this cash incentive is determined by the Committee by reviewing the Company's budgeted earnings and then comparing the combination of Mr. Schupp's base salary and cash incentive to the aforementioned salary surveys. Should the Company achieve its budgeted results, Mr. Schupp would be compensated at a rate commensurate with those of his peer group companies. Should the Company exceed its budgeted earnings, Mr. Schupp would enjoy a compensation package which would reward him for exceeding the performance of his peer group companies.
      The Company's compensation plans for senior officers should continue to include a strong element of "at risk" incentive compensation revolving around the successful completion of extraordinary tasks assigned and/or earnings results for the Company. In this regard, compensation results for executives can expand or contract ultimately with the performance of the Company and therefore return on equity to shareholders.

      Market data for peer group positions indicates varying support for specific levels of compensation. Although the data indicates that the Company's management are at or near the top of such peer group data, inconsistencies in the market data are recognized and the superior performance of the Bank is considered an offsetting factor. In addition, the potential volatility of executive earnings vis-a-vis the "at risk" incentive compensation is considered to provide a safety valve to correct compensation in the event of substandard performance.

COMPENSATION COMMITTEE

Lennart E. Lindahl, Jr.
William F. Spitznagel
Bruce E. Wiita, M.D.


                       OPTIONS GRANTED IN LAST FISCAL YEAR

          No options were granted in fiscal year 1995.

                                FISCAL YEAR-END
STOCK OPTION VALUES

          The following table summarizes the options held at year end by persons named in the Summary Compensation Table.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES



                                                                    NUMBER OF SHARES
                                                              UNDERLYING UNEXERCISED OP-    VALUE OF UNEXERCISED IN-
                                                                      TIONS AT              THE-MONEY OPTIONS AT FY-
                           SHARES                                     FY-END (#)                      END
         Name            ACQUIRED ON      VALUE REALIZED     EXERCISABLE     UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                          EXERCISE              ($)


  Rudy E. Schupp            1,000             $1,000            22,880         10,000        $39,000        $17,500

  Richard J.                  0                 $0              22,800          -0-          $39,000           0
  Haskins

       SECURITY OWNERSHIP

      The following table sets forth, as of June 9, 1995, the number of shares of RSFC's Common Stock beneficially owned by each nominee for the board of directors, the directors remaining in office, each person named in the Summary
Compensation Table contained herein, all directors and executive officers as a group and each beneficial owner known to RSFC of 5% or more of the Common Stock.
Except otherwise indicated, each individual named has sole investment and voting power with respect to the shares shown.

                                                                    AMOUNT AND NATURE OF           PERCENT OF
   Title of Class           NAME OF BENEFICIAL OWNER                 BENEFICIAL OWNERSHIP            CLASS


       Common                   Gregory S. Bills                            2,809                      *
       Common                     Ashok Dalal                           28,462 (2)(7)                  *

       Common                    H. Gearl Gore                       142,424 (2)(3)(4)(5)             3.3%

       Common                  Richard J. Haskins                       73,289 (3)(4)                 1.7%
       Common                  Lennart E. Lindahl                    126,092 (2)(3)(4)(5)             2.9%

       Common                  Richard C. Rathke                     140,599 (2)(3)(4)(5)             3.2%

       Common                 SC Fundamental, Inc.                         285,000                    6.7%
                      The SC Fundamental Value Fund, L.P.
                         SC Fundamental Value BVI, Inc.
                                Peter M. Collery
                                Gary N. Siegler
                                712 Fifth Avenue
                               New York, NY 10019
       Common                    Rudy E. Schupp                       114,285 (3)(4)(6)               2.7%

       Common                 Victor Siegel, M.D.                     272,909  (1)(2)(3)              6.3%
                       210 Jupiter Lakes Blvd., Suite 300
                               Jupiter, FL 33458

       Common                William F. Spitznagel                 293,650 (1)(2)(3)(4)(5)            6.8%
                              4400 Congress Avenue
                           West Palm Beach, FL 33407
       Common                 Bruce E. Wiita, M.D.                  137,325  (2)(3)(4)(5)             3.2%

       Common                   William Wolfson                        9,184 (1)(2)(7)                 *

       Common         All Directors and Executive Officers              1,359,467 (8)                 29%
                            as a Group (13 persons)

 *    Less than one percent.
(1) Includes 3,703, 2,468 and 659 shares issuable upon conversion of the Company's Series A Convertible Preferred Stock, at an conversion price of $4.05, for Siegel, Spitznagel and Wolfson, respectively.
(2) Includes 5,250 shares issuable upon the exercise of options, at an exercise price of $3.33 per share.
(3) Includes 12,128 shares issuable upon exercise of options, at an exercise price of $2.48 per share.
(4) Includes 10,672 shares issuable upon exercise of options, at an exercise price of $2.62 per share.
(5) Includes 27,536 shares issuable upon exercise of warrants, at an exercise price of $5.00 per share.
(6) Includes 14,768 shares issuable upon exercise of options, at an exercise price of $2.50 per share.
(7) Includes 1,278 and 9,983 shares issuable upon exercise of warrants, at a price of $3.90 per share, for Messrs. Wolfson and Dalal, respectively.
(8) Includes Convertible Preferred Stock, options and warrants for 384,267 shares of Common Stock. Actual Common Stock owned is 22.9% of the total outstanding.


       STOCK PERFORMANCE Set forth below is a five-year comparison of the total shareholder return of the
Company with both a broad equity market index and a peer group.  The table assumes $100 was invested on April 1, 1989 and shows the cumulative total return as of each March 31 thereafter.


COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*


                                                                             MARCH 31,
                                                       1990      1991      1992      1993      1994     1995

                                                                      (DOLLARS IN THOUSANDS)

 REPUBLIC SAVINGS FINANCIAL CORP.                        $100      $136      $294      $393     $392     $423

 RUSSELL 2000 INDEX                                       100       107       129       149      165      174

 PEER GROUP                                               100        72       102       140      166      182

      * $100 INVESTED ON 3/31/90 IN STOCK OR INDEX-INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING MARCH 31.


THE BOARD EQUITY MARKET INDEX USED WAS THE RUSSELL 2000 AND THE PEER GROUP REPRESENTS THRIFTS WITH ASSET SIZE BETWEEN $300,000,000 AND $260,000,000 AT MARCH 31, 1995. THE PEER COMPANY GROUP IS AS FOLLOWS:



 FIDELITY FINANCIAL BANKSHARES              LAWRENCE SAVINGS BANK
 PVF CAPITAL CORP.                          FIRST HARRISBURG BANCORP
 CASCADE FINANCIAL CORP.                    FINANCIAL SECURITY CORP.
 WESTCO BANKCORP                            NORTHWEST INDIANA BANCORP
 COVENANT BANK FOR SAVINGS                  PEOPLES BANCORP
 SHELTON BANCORP                            CHARTER BANK, SB, MEC
 NEWMIL BANCORP, INC.                       ALLIED BANK CAPITAL, INC.
 ESSEX BANCORP, INC                         CHESTER VALLEY BANCORP INC.
 WFS BANCORP, INC.                          FIRST KEYSTONE FINANCIAL
 FLORIDA FIRST BANCORP, INC.                JEFFERSON BANCORP, INC.
 FIRST MIDWEST FINANCIAL, INC.              PSF FINANCIAL CORP.
 FIDELITY BANCORP, INC.                     GLENWAY FINANCIAL CORP.
 KENTUCKY ENTERPRISE BANCORP.

       MANAGEMENT INDEBTEDNESS TO THE BANK





                                                         LARGEST AMOUNT
                                                           OUTSTANDING
                                                         DURING THE YEAR    BALANCE MARCH
         OFFICER AND/OR DIRECTOR            PURPOSE      ENDED MARCH 31,       31, 1995       INTEREST RATE
                                                              1995


  Linda Brucato                                1             $94,366           $91,972           03.250%
  Linda Brucato                                2             13,520               0              11.000%
  Ashtok Dalal                                 3             100,000           100,000           10.000%

  H. Gearl Gore                                1             183,531           178,651           03.250%

  H. Gearl Gore                                1             48,873             42,421           11.000%
  H. Gearl Gore                                2             25,807             24,687           10.000%

  Gulfstream Exterminating (Gore)              3              6,722             3,992            11.000%

  Gulfstream Exterminating (Gore)              3              9,833              7,000           11.000%
  Richard J. Haskins                           2             22,931             22,243           10.000%

  Richard J. Haskins                           2             28,000             28,000           08.750%

  Lennart Lindahl                              2             79,273             33,840           10.000%
  Rudy E. Schupp                               1             26,046             22,151           10.000%

  Rudy E. Schupp                               2             45,049             44,651           11.000%

  Victor Siegel                                2             129,987           129,988           10.000%

  Victor Siegel                                2             11,546             9,758            07.750%
  Victor Siegel                                2             60,864             59,964           10.000%

  Bruce Wiita                                  2             77,583             55,827           11.000%

  Devmed Group, Inc. (Wiita)                   3             60,731             60,731           10.000%

1     -   Personal Residence
2     -   Consumer
3     -   Business

      All extensions of credit to officers, directors and employees of the Company and its subsidiaries are made based on the same underwriting guidelines used for extensions of credit to the general public.

OTHER MATTERS

          In order for shareholder proposals to be included in the Company's 1996 proxy statement, such proposals must be received by RSFC no later than February 24, 1996, and must otherwise be in compliance with applicable Securities and Exchange Commission regulations.

          A copy of RSFC's Annual Report to Shareholders for the year ended March 31, 1995, including financial statements, is being mailed to shareholders together with this proxy statement and the accompanying proxy.

          The cost of furnishing the Annual Report and of making this proxy solicitation is being borne by the Company. In addition to the solicitation of proxies by mail, directors, officers and employees of RSFC or the Bank may, without additional compensation, solicit proxies personally or by other appropriate means. Arrangements may also be made with brokerage firms, banks and other custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to, and the obtaining of proxies from, beneficial owners of the Common Stock held of record by such entities or persons. RSFC will reimburse such entities and persons for their reasonable expenses incurred in that regard.

          Ernst & Young has acted as RSFC's independent auditors for the fiscal year ended March 31, 1995. The Audit Committee has not met to select independent auditors for the current year. Representatives from Ernst & Young are expected to be present at the Annual Meeting, whereby they will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from shareholders.

          Management knows of no other business to be presented at the Annual Meeting. Should additional business properly come before the Annual Meeting, the persons acting as the proxies will have discretion to vote in accordance with their own judgment on such business.


                                     By Order of the Board of Directors




                                     R. E. Schupp
                                     Chairman of the Board


West Palm Beach, Florida
June 28, 1995